Exhibit 99.1

Starbucks Reports Record Second Quarter Fiscal 2012 Results

Strong Traffic Drives Global Comparable Store Sales Growth of 7%

China Delivers Seventh Consecutive Quarter of Comparable Store Sales Growth Exceeding 20%

Total Net Revenues Increase 15%

EPS Grows 18% to a Q2 Record of $0.40

Company Increases Earnings Targets for Fiscal 2012

SEATTLE--(BUSINESS WIRE)--April 26, 2012--Starbucks Corporation (NASDAQ:SBUX) today reported financial results for its 13-week fiscal second quarter ended April 1, 2012.

Fiscal Second Quarter 2012 Highlights:

  Total net revenues increased 15% to $3.2 billion
  Global comparable store sales increased 7%, driven by a 6% increase in traffic and a 1% increase in average ticket
  EPS increased 18% to $0.40 per share, compared to $0.34 per share in Q2 FY11
  Channel Development revenues increased 57%, driven by sales of Starbucks- and Tazo-branded K-Cup® packs and the benefit of recognizing the full revenue from packaged coffee sales under the direct distribution model
  Starbucks opened 176 net new stores globally, including its 3,000th store in the China/Asia Pacific segment, its first store in Norway and the first Evolution Fresh™ store in Bellevue, Wash.

"Starbucks record Q2 performance demonstrates the strength of our business, the increasing power and global relevance of our brand and the success of our unique Blueprint for Profitable Growth business strategy," said Howard Schultz, chairman, president and ceo. "In Q2 we expanded our retail presence, recorded our seventh consecutive quarter of over 20% sales growth in China, introduced new products into multiple channels and more than offset high legacy commodity costs through increased efficiencies. I could not be more excited or more optimistic about the future of our company as we pursue disciplined, profitable growth all around the world," Schultz added.

“Starbucks delivered strong growth in the fiscal second quarter, again demonstrating the value of our evolving diversified business model. Revenue growth was driven by continued strong global same store sales and an increasing contribution from our Channel Development segment,” commented Troy Alstead, cfo. “On the strength of our business and recent trends, we are accelerating new store growth in fiscal 2012 to approximately 1,000 net new stores globally, and raising our earnings targets for the year. With coffee cost pressures easing in the second half of the year and momentum building from investments in our growth initiatives, we are well positioned to deliver on our aggressive targets.”

Second Quarter Fiscal 2012 Summary

	Quarter Ended Apr 1, 2012
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	7%	6%	1%
Americas	8%	7%	1%
EMEA	(1%)	0%	0%
CAP	18%	14%	4%
(1) Includes only Starbucks company-operated stores open 13 months or longer.
Operating Results	Quarter Ended
($ in millions, except per share amounts)	Apr 1, 2012	Apr 3, 2011	Change
Net New Stores	176	(146)	322
Revenues	$3,195.9	$2,785.7	15%
Operating Income	$430.4	$376.1	14%
Operating Margin	13.5%	13.5%	0 bps
EPS	$0.40	$0.34	18%

Consolidated net revenues reached a second-quarter record $3.2 billion in Q2 FY12, an increase of 15% over Q2 FY11. The increase was primarily due to a 7% increase in global comparable stores sales and 57% revenue growth in Channel Development. The 7% increase in comparable store sales was comprised of a 6% increase in the number of transactions and a 1% increase in average ticket.

Consolidated operating income increased 14% to $430.4 million in Q2 FY12, compared to $376.1 million for the same period a year ago. Operating margin was 13.5% in Q2 FY12, which was equal to the same period last year. Sales leverage offset the increase in commodity costs, primarily coffee, which negatively impacted Q2 FY12 operating income and operating margin by approximately $63.5 million and 200 basis points, respectively, compared to the same period in the prior year. A recent court ruling relating to state unclaimed property laws resulted in higher unredeemed gift card income in the interest and other income line in the quarter, compared to the same period a year ago.

Q2 Americas Segment Results

	Quarter Ended
($ in millions)	Apr 1, 2012	Apr 3, 2011	Change
Net New Stores	76	(211)	287
Revenues	$2,374.7	$2,164.8	10%
Operating Income	$463.0	$419.9	10%
Operating Margin	19.5%	19.4%	10 bps

Net revenues for the Americas segment were $2.4 billion in Q2 FY12, an increase of 10% over Q2 FY11. The increase was primarily due to an 8% increase in comparable store sales, including a 7% increase in the number of transactions and a 1% increase in average ticket. Additionally, licensed store revenue growth of approximately 27% contributed to the Americas segment results.

Operating income increased to $463.0 million in Q2 FY12, compared to $419.9 million for the same period a year ago. Operating margin increased 10 basis points to 19.5% in Q2 FY12. The margin expansion was due to increased sales leverage offset by the increase in commodity costs, primarily coffee.

Q2 EMEA Segment Results

	Quarter Ended
($ in millions)	Apr 1, 2012	Apr 3, 2011	Change
Net New Stores	17	9	8
Revenues	$272.4	$239.7	14%
Operating Income / (Loss)	($5.5)	$7.7	nm
Operating Margin	(2.0%)	3.2%	(520) bps

Net revenues for the EMEA segment were $272.4 million in Q2 FY12, an increase of 14% over Q2 FY11. The increase was primarily due to incremental revenues from the consolidation of the Switzerland and Austria markets. Comparable store sales declined by 1% with slight decreases in both transactions and average ticket.

EMEA reported an operating loss of $5.5 million in Q2 FY12, compared to operating income of $7.7 million for the same period a year ago. Operating margin decreased 520 basis points to (2.0%) compared to 3.2% in the prior-year period. The margin contraction was primarily driven by higher costs related to the transition to a consolidated distribution model in the UK and investments to support new regional strategic initiatives.

Q2 China/Asia Pacific Segment Results

	Quarter Ended
($ in millions)	Apr 1, 2012	Apr 3, 2011	Change
Net New Stores	83	56	27
Revenues	$174.6	$131.8	32%
Operating Income	$69.5	$43.7	59%
Operating Margin	39.8%	33.2%	660 bps

Net revenues for the China/Asia Pacific segment were $174.6 million in Q2 FY12, an increase of 32% over Q2 FY11. The increase was due to incremental revenues from 98 net new company-operated store openings over the last 12 months, and an 18% increase in comparable store sales. The 18% increase in comparable store sales was the result of a 14% increase in the number of transactions and a 4% increase in average ticket.

Operating income increased to $69.5 million in Q2 FY12, compared to $43.7 million for the same period a year ago. Operating margin was 39.8% in Q2 FY12 compared to 33.2% in the prior-year period. The margin expansion was primarily driven by increased sales leverage and increased income from our joint venture operations, partially offset by higher commodity costs.

Q2 Channel Development Segment Results

	Quarter Ended
($ in millions)	Apr 1, 2012	Apr 3, 2011	Change
Revenues	$321.5	$204.7	57%
Operating Income	$81.7	$67.2	22%
Operating Margin	25.4%	32.8%	(740) bps

Channel Development net revenues were $321.5 million in Q2 FY12, an increase of 57% over Q2 FY11. The increase was primarily due to sales of Starbucks- and Tazo-branded K-Cup® portion packs and the benefit of recognizing the full revenue from packaged coffee sales under the direct distribution model. March 2012 marked the one-year anniversary of the packaged coffee transition.

Channel Development operating income was $81.7 million in Q2 FY12 compared to $67.2 million for the same period a year ago. Operating margin was 25.4% in Q2 FY12 compared to 32.8% in the prior-year period. The margin contraction was mainly due to higher commodity costs, primarily coffee, which negatively impacted Q2 FY12 operating income and operating margin by approximately $20.0 million and 620 basis points, respectively, compared to the same period in the prior year.

YTD Financial Results

	Two Quarters Ended Apr 1, 2012
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	8%	7%	1%
Americas	8%	7%	1%
EMEA	1%	1%	0%
CAP	19%	14%	4%
(1) Includes only Starbucks company-operated stores open 13 months or longer.
	Two Quarters Ended
($ in millions, except per share amounts)	Apr 1, 2012	Apr 3, 2011	Change
Net New Stores(1)	417	5	412
Revenues	$6,631.8	$5,736.5	16%
Operating Income	$986.4	$878.0	12%
Operating Margin	14.9%	15.3%	(40) bps
EPS	$0.90	$0.79	14%
(1) Net new stores for the first two quarters of fiscal 2011 includes the closure of 228 licensed Seattle's Best Coffee locations in Borders Bookstores.

Fiscal 2012 Targets

Starbucks has updated the following Fiscal 2012 targets:

  The company is further accelerating its growth through the opening of approximately 1,000 net new stores globally:
    Accelerating growth to approximately 500 net new stores in the Americas, with licensed stores comprising approximately one-half of the new additions.
    Also accelerating growth in China/Asia Pacific to approximately 400 net new stores, with licensed stores comprising approximately two-thirds of the new additions. One-half of the China/Asia Pacific new stores are planned for China.
    Maintaining previous growth target of approximately 100 net new stores in EMEA (Europe, Middle East, Russia and Africa), with licensed stores comprising approximately two-thirds of the new stores.
  The company is now targeting revenue growth in the low teens, driven by mid-single-digit comparable store sales growth, 1,000 net new store openings, and continued strong growth in the Channel Development business.
  Starbucks is maintaining its full-year operating margin improvement target of 50 to 100 basis points over FY11 non-GAAP results on a consolidated basis.
    Operating margin for the Americas business is still expected to improve slightly over FY11.
    EMEA margin is expected to be positive, but now expected to decline from its FY11 margin due to the region’s severe macro-economic challenges and the company’s investments in the region.
    China/Asia Pacific margin is now expected to be approximately 30% to 35%, and
    Channel Development margin is expected to be approximately 25%; lower than FY11 largely due to the full year impact of higher coffee costs.
  The company continues to expect commodity costs will add approximately $230 million of cost pressure to FY12, with the majority already reflected in results from the first half of the year.
  Given the strong Q2 YTD FY12 results, the company has raised its expectation for earnings per share to a range of $1.81 to $1.84, representing 19% to 21% growth over the $1.52 EPS in FY11, excluding the FY11 non-routine gains. EPS growth is expected to be approximately 25% to 29% in the second half of FY12, or $0.45 to $0.46 earnings per share in Q3 and $0.46 to $0.48 earnings per share in Q4, reflecting the easing of commodity costs in the second half of the year.
  Capital expenditures are now expected to be approximately $900 million.

Company Updates

  On February 24, Standard & Poor’s Ratings Services raised its corporate credit rating on Starbucks to ‘A-’ from ‘BBB+’ reflecting the company’s strong performance and S&P’s expectation for solid growth over the intermediate term.
  On March 8, Starbucks announced the first at-home premium single cup espresso and brewed coffee machine that meets its commitment to taste and quality, the Verismo™ system by Starbucks. The Verismo™ system by Starbucks crafts both Starbucks-quality espresso beverages, from lattes to americanos, and brewed coffee consistently and conveniently one cup at a time.
  On March 19, Starbucks opened its first Evolution Fresh™ store in Bellevue, Wash. to position Evolution Fresh as a leader in the $3.4 billion and growing cold-crafted juice category.
  On March 21, Starbucks and Green Mountain Coffee Roasters announced the expansion of their strategic relationship for the manufacturing, marketing, distribution and sale of Starbucks-branded Vue™ packs for use in the Keurig® Vue™ Brewer.
  On March 21, Starbucks announced plans for a global entry into the energy category with Starbucks Refreshers™ beverages – making Starbucks the first to bring green coffee extract innovation to customers on a global scale.
  As part of Starbucks efforts to address the U.S. jobs crisis through the “Create Jobs for USA” program, by the end of Q2 more than $7.5 million has been contributed to the fund. This translates into $53 million in financing for community businesses and supported the creation or sustainment of more than 2,500 jobs.
  The Board of Directors declared a cash dividend of $0.17 per share, payable on May 25, 2012, to shareholders of record as of May 9, 2012.

Conference Call

Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo and Troy Alstead, cfo. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, April 27, 2012 by calling 1-855-859-2056, reservation number 38989370. A replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, May 25, 2012 at the following URL: http://investor.starbucks.com.

The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2011 for additional information.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

Forward-Looking Statements

This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding, earnings per share, revenues, operational improvements and efficiencies, diversified business model, changes to the organizational and leadership structures, business momentum, growth and growth opportunities overall and of specific businesses and markets, sales leverage, store traffic, average ticket, operating margins, profits, comparable store sales, store openings and closings, the strength, health and potential of our business and brand, product innovations and store experience, tax rate and commodity costs and their impact. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, costs associated with, and the successful execution of, the company’s initiatives, strategies and plans, the acceptance of the company’s products by our customers, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2011. The company assumes no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
				As a % of total net revenues
Net revenues:
Company-operated stores	$2,521.2	$2,293.5	9.9%	78.9%	82.3%
Licensed stores	290.3	237.8	22.1	9.1	8.5
CPG, foodservice and other	384.4	254.4	51.1	12.0	9.1
Total net revenues	3,195.9	2,785.7	14.7	100.0	100.0

Cost of sales including occupancy costs	1,411.9	1,171.2	20.6	44.2	42.0
Store operating expenses	956.5	867.2	10.3	29.9	31.1
Other operating expenses	105.3	98.9	6.5	3.3	3.6
Depreciation and amortization expenses	137.1	129.0	6.3	4.3	4.6
General and administrative expenses	206.9	181.6	13.9	6.5	6.5
Total operating expenses	2,817.7	2,447.9	15.1	88.2	87.9

Income from equity investees	52.2	38.3	36.3	1.6	1.4
Operating income	430.4	376.1	14.4	13.5	13.5

Interest income and other, net	35.3	19.9	77.4	1.1	0.7
Interest expense	(8.8)	(7.1)	23.9	(0.3)	(0.3)
Earnings before income taxes	456.9	388.9	17.5	14.3	14.0

Income taxes	146.8	126.5	16.0	4.6	4.5
Net earnings including noncontrolling interest	310.1	262.4	18.2	9.7	9.4

Net earnings attributable to noncontrolling interest	0.2	0.8	(75.0)	0.0	0.0
Net earnings attributable to Starbucks	$309.9	$261.6	18.5%	9.7%	9.4%

Net earnings per common share - diluted	$0.40	$0.34	17.6%
Weighted avg. shares outstanding - diluted	773.3	771.8

Cash dividends declared per share	$0.17	$0.13

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.9%	37.8%
Effective tax rate including noncontrolling interest				32.1%	32.5%

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Two Quarters Ended			Two Quarters Ended
	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
				As a % of total net revenues
Net revenues:
Company-operated stores	$5,253.0	$4,744.8	10.7%	79.2%	82.7%
Licensed stores	596.9	491.9	21.3	9.0	8.6
CPG, foodservice and other	781.9	499.8	56.4	11.8	8.7
Total net revenues	6,631.8	5,736.5	15.6	100.0	100.0

Cost of sales including occupancy costs	2,908.0	2,363.5	23.0	43.8	41.2
Store operating expenses	1,952.2	1,755.2	11.2	29.4	30.6
Other operating expenses	212.0	189.0	12.2	3.2	3.3
Depreciation and amortization expenses	271.9	256.7	5.9	4.1	4.5
General and administrative expenses	398.4	366.8	8.6	6.0	6.4
Total operating expenses	5,742.5	4,931.2	16.5	86.6	86.0

Income from equity investees	97.1	72.7	33.6	1.5	1.3
Operating income	986.4	878.0	12.3	14.9	15.3

Interest income and other, net	58.5	34.2	71.1	0.9	0.6
Interest expense	(17.4)	(15.0)	16.0	(0.3)	(0.3)
Earnings before income taxes	1,027.5	897.2	14.5	15.5	15.6

Income taxes	335.2	287.3	16.7	5.1	5.0
Net earnings including noncontrolling interest	692.3	609.9	13.5	10.4	10.6

Net earnings attributable to noncontrolling interest	0.4	1.8	(77.8)	0.0	0.0
Net earnings attributable to Starbucks	$691.9	$608.1	13.8%	10.4%	10.6%

Net earnings per common share - diluted	$0.90	$0.79	13.9%
Weighted avg. shares outstanding - diluted	770.9	769.3

Cash dividends declared per share	$0.34	$0.26

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.2%	37.0%
Effective tax rate including noncontrolling interest				32.6%	32.0%

Segment Results

The tables below present reportable segment results net of intersegment eliminations (in millions):

Americas	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$2,170.2	$2,002.8	8.4%	91.4%	92.5%
Licensed stores	198.9	156.8	26.8	8.4	7.2
Foodservice and other	5.6	5.2	7.7	0.2	0.2
Total net revenues	2,374.7	2,164.8	9.7	100.0	100.0

Cost of sales including occupancy costs	941.6	845.6	11.4	39.7	39.1
Store operating expenses	837.4	770.1	8.7	35.3	35.6
Other operating expenses	18.7	18.7	0.0	0.8	0.9
Depreciation and amortization expenses	97.2	98.1	(0.9)	4.1	4.5
General and administrative expenses	18.9	14.1	34.0	0.8	0.7
Total operating expenses	1,913.8	1,746.6	9.6	80.6	80.7

Income from equity investees	2.1	1.7	23.5	0.1	0.1
Operating income	$463.0	$419.9	10.3%	19.5%	19.4%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				38.6%	38.5%

Two Quarters Ended
Net revenues:
Company-operated stores	$4,526.3	$4,150.8	9.0%	91.4%	92.4%
Licensed stores	415.3	330.5	25.7	8.4	7.4
Foodservice and other	11.6	11.4	1.8	0.2	0.3
Total net revenues	4,953.2	4,492.7	10.2	100.0	100.0

Cost of sales including occupancy costs	1,948.3	1,721.5	13.2	39.3	38.3
Store operating expenses	1,712.2	1,565.7	9.4	34.6	34.8
Other operating expenses	39.2	36.6	7.1	0.8	0.8
Depreciation and amortization expenses	194.3	196.3	(1.0)	3.9	4.4
General and administrative expenses	35.3	27.4	28.8	0.7	0.6
Total operating expenses	3,929.3	3,547.5	10.8	79.3	79.0

Income from equity investees	2.1	1.7	23.5	0.0	0.0
Operating income	$1,026.0	$946.9	8.4%	20.7%	21.1%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.8%	37.7%

EMEA	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$233.5	$208.2	12.2%	85.7%	86.9%
Licensed stores	31.1	24.6	26.4	11.4	10.3
Foodservice	7.8	6.9	13.0	2.9	2.9
Total net revenues	272.4	239.7	13.6	100.0	100.0

Cost of sales including occupancy costs	143.9	121.6	18.3	52.8	50.7
Store operating expenses	91.9	77.4	18.7	33.7	32.3
Other operating expenses	8.9	7.8	14.1	3.3	3.3
Depreciation and amortization expenses	14.3	13.0	10.0	5.2	5.4
General and administrative expenses	18.9	14.1	34.0	6.9	5.9
Total operating expenses	277.9	233.9	18.8	102.0	97.6

Income from equity investees	0.0	1.9	(100.0)	0.0	0.8
Operating income	$(5.5)	$7.7	nm %	(2.0)%	3.2%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				39.4%	37.2%

Two Quarters Ended
Net revenues:
Company-operated stores	$497.9	$433.4	14.9%	86.5%	86.9%
Licensed stores	62.4	51.1	22.1	10.8	10.2
Foodservice	15.3	14.3	7.0	2.7	2.9
Total net revenues	575.6	498.8	15.4	100.0	100.0

Cost of sales including occupancy costs	294.4	244.3	20.5	51.1	49.0
Store operating expenses	185.7	154.2	20.4	32.3	30.9
Other operating expenses	17.6	15.9	10.7	3.1	3.2
Depreciation and amortization expenses	28.5	25.2	13.1	5.0	5.1
General and administrative expenses	35.3	30.5	15.7	6.1	6.1
Total operating expenses	561.5	470.1	19.4	97.6	94.2

Income from equity investees	0.3	4.2	(92.9)	0.1	0.8
Operating income	$14.4	$32.9	(56.2)%	2.5%	6.6%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.3%	35.6%

China/Asia Pacific (CAP)	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$117.5	$82.5	42.4%	67.3%	62.6%
Licensed stores	57.1	49.3	15.8	32.7	37.4
Total net revenues	174.6	131.8	32.5	100.0	100.0

Cost of sales including occupancy costs	86.8	68.7	26.3	49.7	52.1
Store operating expenses	27.2	19.7	38.1	15.6	14.9
Other operating expenses	9.7	8.3	16.9	5.6	6.3
Depreciation and amortization expenses	5.6	4.5	24.4	3.2	3.4
General and administrative expenses	8.7	7.7	13.0	5.0	5.8
Total operating expenses	138.0	108.9	26.7	79.0	82.6

Income from equity investees	32.9	20.8	58.2	18.8	15.8
Operating income	$69.5	$43.7	59.0%	39.8%	33.2%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				23.1%	23.9%

Two Quarters Ended
Net revenues:
Company-operated stores	$228.8	$160.6	42.5%	67.0%	63.6%
Licensed stores	112.7	91.9	22.6	33.0	36.4
Total net revenues	341.5	252.5	35.2	100.0	100.0

Cost of sales including occupancy costs	171.2	128.6	33.1	50.1	50.9
Store operating expenses	54.3	35.3	53.8	15.9	14.0
Other operating expenses	21.1	15.9	32.7	6.2	6.3
Depreciation and amortization expenses	10.6	8.6	23.3	3.1	3.4
General and administrative expenses	17.4	13.2	31.8	5.1	5.2
Total operating expenses	274.6	201.6	36.2	80.4	79.8

Income from equity investees	60.5	38.8	55.9	17.7	15.4
Operating income	$127.4	$89.7	42.0%	37.3%	35.5%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				23.7%	22.0%

Channel Development	April 1,	April 3,	%	April 1,	April 3,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of Channel Development total net revenues
Net revenues:
CPG	$237.4	$132.8	78.8%	73.8%	64.9%
Foodservice	84.1	71.9	17.0	26.2	35.1
Total net revenues	321.5	204.7	57.1	100.0	100.0

Cost of sales	204.7	113.6	80.2	63.7	55.5
Other operating expenses	49.3	36.6	34.7	15.3	17.9
Depreciation and amortization expenses	0.3	0.6	(50.0)	0.1	0.3
General and administrative expenses	2.7	1.3	107.7	0.8	0.6
Total operating expenses	257.0	152.1	69.0	79.9	74.3

Income from equity investees	17.2	14.6	17.8	5.3	7.1
Operating income	$81.7	$67.2	21.6%	25.4%	32.8%

Two Quarters Ended
Net revenues:
CPG	$484.5	$248.4	95.0%	73.7%	62.1%
Foodservice	172.8	151.5	14.1	26.3	37.9
Total net revenues	657.3	399.9	64.4	100.0	100.0

Cost of sales	425.3	219.9	93.4	64.7	55.0
Other operating expenses	99.5	66.6	49.4	15.1	16.7
Depreciation and amortization expenses	0.7	1.4	(50.0)	0.1	0.4
General and administrative expenses	4.7	2.7	74.1	0.7	0.7
Total operating expenses	530.2	290.6	82.5	80.7	72.7

Income from equity investees	34.2	28.9	18.3	5.2	7.2
Operating income	$161.3	$138.2	16.7%	24.5%	34.6%

Other	April 1,	April 3,	%
	2012	2011	Change
Quarter Ended
Net revenues:
Licensed stores	$3.2	$7.1	(54.9)%
CPG, foodservice and other	49.5	37.6	31.6
Total net revenues	52.7	44.7	17.9

Cost of sales	34.9	21.7	60.8
Other operating expenses	18.7	27.5	(32.0)
Depreciation and amortization expenses	19.7	12.8	53.9
General and administrative expenses	157.7	144.4	9.2
Total operating expenses	231.0	206.4	11.9

Income from equity investees	0.0	(0.7)	(100.0)
Operating loss	$(178.3)	$(162.4)	9.8%

Two Quarters Ended
Net revenues:
Licensed stores	$6.5	$18.4	(64.7)%
CPG, foodservice and other	97.7	74.2	31.7
Total net revenues	104.2	92.6	12.5

Cost of sales	68.8	49.2	39.8
Other operating expenses	34.6	54.0	(35.9)
Depreciation and amortization expenses	37.8	25.2	50.0
General and administrative expenses	305.7	293.0	4.3
Total operating expenses	446.9	421.4	6.1

Income from equity investees	0.0	(0.9)	(100.0)
Operating loss	$(342.7)	$(329.7)	3.9%

Supplemental Information

The following supplemental information is provided for historical and comparative purposes. The U.S. data is included as a transitional tool to provide insight into the U.S. business, as it was previously a reportable segment and is now the largest component of the Americas segment:

Fiscal Second Quarter 2012 U.S. Supplemental Data

	Quarter Ended
($ in millions)	Apr 1, 2012	Apr 3, 2011	Change
Comparable Store Sales Growth	8%	7%
Change in Transactions	7%	6%
Change in Ticket	1%	1%
Revenues	$2,115.1	$1,926.5	10%
Operating Income	$436.4	$395.5	10%
Operating Margin	20.6%	20.5%	10 bps

Fiscal Second Quarter 2012 Store Data

The company’s store data for the periods presented are as follows:

	Net stores opened/(closed) during the period
	Quarter Ended		Two Quarters Ended		Stores open as of
	April 1,	April 3,	April 1,	April 3,	April 1,	April 3,
	2012	2011	2012	2011	2012	2011
Americas:
Company-operated stores	25	(2)	36	4	7,659	7,584
Licensed stores	51	(209)	135	(157)	4,911	4,887
	76	(211)	171	(153)	12,570	12,471
EMEA:
Company-operated stores (1)	(3)	(3)	5	6	901	876
Licensed stores (1)	20	12	37	34	899	818
	17	9	42	40	1,800	1,694
CAP:
Company-operated stores	28	15	63	38	575	477
Licensed stores	55	41	141	80	2,475	2,221
	83	56	204	118	3,050	2,698

Total	176	(146)	417	5	17,420	16,863

(1)

EMEA store data has been adjusted for the acquisition of store locations in Austria and Switzerland in Q4 fiscal 2011, by reclassifying historical information from Licensed stores to company-operated stores.

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides non-GAAP operating margin and non-GAAP earnings per share (non-GAAP EPS) for fiscal 2011. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP operating margin and non-GAAP earnings per share (non-GAAP EPS) are operating margin and diluted net earnings per share, respectively.

The fiscal 2011 non-GAAP financial measures provided in this release exclude non-routine gains from the sale of properties and the acquisition of the company’s joint venture operations in Switzerland and Austria in fiscal 2011. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance. More specifically, for historical non-GAAP financial measures, management excludes the non-routine gains in fiscal 2011, because it believes that the impact of non-routine gains do not reflect expected future expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

Year Ended
October 2,
2011

Consolidated
Operating margin, as reported (GAAP)	14.8%
Gain on sale of properties	(0.3)
Non-GAAP operating margin	14.5%

Diluted EPS, as reported (GAAP)	$1.62
Gain on sale of properties	(0.02)
Gain from Switzerland and Austria transaction	(0.07)
Non-GAAP Diluted EPS	$1.52

© 2012 Starbucks Coffee Company. All rights reserved.

CONTACT:
Starbucks
Investor Relations:
JoAnn DeGrande, 206-318-7118
investorrelations@starbucks.com
or
Media:
Maggie Jantzen, 206-318-7100
press@starbucks.com